Exhibit 99.2

CONSENT OF ROBERT W. BAIRD & CO. INCORPORATED

Robert W. Baird & Co. Incorporated (“Baird”) hereby consents to the inclusion in the Joint Information Statement/Consent Statement/Prospectus of Williams Partners L.P. (“Williams Partners”) and Access Midstream Partners, L.P. (“ACMP”) as a part of the Registration Statement on Form S-4 and any amendments thereto relating to the proposed merger of Williams Partners with and into a direct wholly owned subsidiary of ACMP, of its opinion dated October 24, 2014 and to the references made to Baird in the sections of such Joint Information Statement/Consent Statement/Prospectus entitled “Summary – Opinion of the Financial Advisor to the Williams Partners Conflicts Committee,” “The Merger – Background of the Merger,” “The Merger – Recommendation of the Williams Partners Conflicts Committee and the Williams Partners Board,” “The Merger – Reasons for the Williams Partners Conflicts Committee’s Recommendation,” “The Merger – Unaudited Financial Projections of Williams Partners and ACMP,” and “The Merger – Opinion of the Financial Advisor to William Partners Conflicts Committee.” In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

ROBERT W. BAIRD & CO. INCORPORATED

By:	/s/ Curtis H. Goot
Name:	Curtis H. Goot
Title:	Managing Director – Investment Banking

November 19, 2014